EXHIBIT 21
LEE ENTERPRISES, INCORPORATED
AND SUBSIDIARIES

SUBSIDIARIES AND ASSOCIATED COMPANIES

	State of Organization	Percentage of Voting Securities Owned

Lee Enterprises, Incorporated	Delaware	Parent
Lee Publications, Inc.	Delaware	100%
Lee Procurement Solutions Co.	Iowa	100%
Lee Consolidated Holdings Co.	South Dakota	100%
Lee Foundation	Iowa	100%
Accudata, Inc.	Iowa	100%
Fairgrove LLC	Delaware	100%
Flagstaff Publishing Co.	Washington	100%
Hanford Sentinel, Inc.	Washington	100%
Journal-Star Printing Co.	Nebraska	100%
K. Falls Basin Publishing, Inc.	Oregon	100%
Kauai Publishing Co.	Delaware	100%
Napa Valley Publishing Co.	Washington	100%
Pantagraph Publishing Co.	Delaware	100%
Pulitzer Inc.	Delaware	100%
Pulitzer Missouri Newspapers, Inc.	Delaware	100%
Pulitzer Newspapers, Inc.	Delaware	100%
Pulitzer Network Systems LLC	Delaware	100%
Pulitzer Technologies, Inc.	Delaware	100%
Santa Maria Times, Inc.	Nevada	100%
Sioux City Newspapers, Inc.	Iowa	100%
Southwestern Oregon Publishing Co.	Oregon	100%
St. Louis Post-Dispatch LLC	Delaware	100%
STL Distribution Services LLC	Delaware	100%
Star Publishing Company	Arizona	100%
Suburban Journals of Greater St. Louis LLC	Delaware	100%
Ynez Corporation	California	100%
INN Partners, L.C. d/b/a TownNews.com	Iowa	82.5%
Community Distribution Partners, LLC	Montana	50%
Madison Newspapers, Inc. d/b/a Capital Newspapers	Wisconsin	50%
TNI Partners	Arizona	50%